Exhibit 28(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 1, 2025, relating to the financial statements and financial highlights which appears in The Gabelli SRI Fund, Inc.’s Certified Shareholder Report on Form N-CSR for the period ended December 31, 2024. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 30, 2025